EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cyngn Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share (“Common Stock”)	Rule 457(o)	24,242,424	—	$8,000,000	0.00014760	$1,181	(3)
	Equity	Pre-funded Warrants to purchase Common Stock(4)(5)	Rule 457(g)	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—				—	—	—	—
	Total Offering Amounts					$8,000,000		$1,181
	Total Fees Previously Paid							$—
	Total Fee Offsets							—
	Net Fee Due							$1,181

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional securities that may be issued because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and similar transactions.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(4)	No fee due pursuant to Rule 457(g) under the Securities Act.

(5)	The pre-funded warrants have an exercise price of $0.00001.